Exhibit 99.1

Investor Relations contact:	Public Relations contact:
Allison Parker	Nicole Fortenberry
Director, Investor Relations	Director, Public Relations
(415) 343-7640	(212) 895-8732
investor.relations@micromuse.com	public.relations@micromuse.com

JULY 5, 2005

MICROMUSE AND AGILENT TECHNOLOGIES SETTLE PATENT INFRINGEMENT

LAWSUITS

SAN FRANCISCO – Micromuse Inc. (Nasdaq: MUSE), the leading provider of ultra-scalable, realtime business and service assurance software, announced today that it has reached an agreement with Agilent Technologies, Inc. to settle two patent infringement lawsuits entitled Agilent Technologies, Inc. v. Micromuse Inc., Case No. 1:04-cv-3090 (RWS) and Micromuse Inc. v. Agilent Technologies, Inc., Case No. 05-cv-00893 (RWS), both of which are pending in the U.S. District Court for the Southern District of New York.

Under the settlement, the lawsuits will be terminated in exchange for the payment by Micromuse of a non-material sum of money to Agilent. This settlement has been reached with no admission of liability by any party. The parties have agreed to expeditiously seek the required court-ordered dismissal of the lawsuits with prejudice. As part of the settlement, neither company made any admission of wrongdoing.

About Micromuse

Micromuse Inc. (Nasdaq: MUSE) is the leading provider of ultra-scalable, realtime business and service assurance software solutions. The Netcool® software suite provides organizations with the assurance that their IT systems are supporting and driving profits 24 hours a day. Unlike traditional infrastructure management systems, Netcool solutions provide realtime end-to-end visibility and accurate troubleshooting from a business perspective. Such business intelligence allows organizations to respond to problems quickly, streamline workflow processes and improve business uptime. Micromuse customers include BT, Cable & Wireless, Deutsche Telekom, EarthLink, ITC^DeltaCom, JPMorgan Chase, MCI, T-Mobile, and Verizon. Headquarters are located at 139 Townsend Street, San Francisco, Calif. 94107; (415) 538-9090. The Web site is at www.micromuse.com.

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Micromuse and Netcool are registered trademarks of Micromuse Ltd. All other trademarks and registered trademarks in this document are the properties of their respective owners. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

The factors that could cause actual future results to differ materially from the forward-looking statements include the following: fluctuations in customer demand, the Company’s ability to manage its growth (including the ability to hire sufficient sales and technical personnel), the risks associated with the expansion of the Company’s distribution channels, the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the Company’s markets, the risks associated with competition, the risks associated with international sales as the Company expands its markets, and the ability of the Company to compete successfully in the future, as well as other risks identified in the Company’s Securities and Exchange Commission Filings, including but not limited to those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and on Form 10-K on file with the Securities and Exchange Commission and available on the Company’s Web site.